Exhibit 99.1

HF Financial Corp. EPS Increases 23% to $0.48 in First Nine Months of FY2012
Operating Efficiencies Gain Traction, Credit Quality Improvement Continues and Capital Ratios Remain Strong

Third Quarter Earnings More Than Double to $1.2 Million

Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, April 30, 2012 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.2 million, or $0.17 per diluted share for the third fiscal quarter ended March 31, 2012, compared to $459,000, or $0.07 per diluted share for the prior year’s third fiscal quarter. Lower loan loss provisions, improving asset quality and reduced operating expenses more than offset lower net interest income. For the first nine months of fiscal 2012, HF Financial’s earnings increased to $3.4 million, or $0.48 per diluted share compared to $2.7 million, or $0.39 per diluted share earned in the first nine months a year ago.

Credit quality continues to improve with nonperforming assets declining 12% in the quarter and 29% year-over-year.  Nonperforming assets were down to $24.5 million or 2.05% of assets at March 31, 2012, from 2.26% at the end of the preceding quarter and from 2.85% for the third quarter of the prior fiscal year.  Capital ratios continued to remain well above minimum regulatory requirements as a result of continued profitability and the addition of lower risk assets.

“Reduced operating expenses are contributing to better profitability and strong resiliency in the face of one-time events,” said Stephen Bianchi, President and Chief Executive Officer.  “In the last two quarters, we consolidated two branch offices into nearby offices to improve the efficiencies of our operations without noticeably reducing convenience to our customers.  On March 29, we also announced a plan to consolidate four branch offices in the fourth fiscal quarter.  The rapid adoption of electronic services has allowed customers to bank when and how they find it convenient and lessened the need for branch redundancy.  Our customer retention efforts are exceeding expectations as we adjust our distribution network. Fiscal third quarter costs for the streamlining included $233,000 for the disposition of one closed-branch’s fixed assets. Fiscal fourth quarter streamlining costs are estimated to include one-time expenses of $550,000 for severance and lease terminations and $230,000 for the disposition of four closed-branches fixed assets.  In return, we anticipate annual cost savings of all announced branch closures to approach $1.3 million.”

Fiscal Third Quarter and YTD Financial Highlights (at or for the period ended March 31, 2012, compared to December 31, 2011, and June 30, 2011.)

•                  Earnings for the fiscal third quarter were $0.17 per diluted share versus $0.10 per diluted share in the preceding quarter.  Year-to-date, earnings grew 25% to $3.4 million, or $0.48 per diluted share compared to $2.7 million, or $0.39 per diluted share earned in the first nine months a year ago.

•                  The net interest margin, expressed on a fully taxable equivalent basis (“NIM, TE”), was 3.09% year-to-date compared to 3.32% in the first nine months of fiscal 2011.  In the third fiscal quarter, it was 2.84% versus 3.16% the previous quarter and 3.31% a year ago.  In the third quarter of fiscal 2012, an interest reversal of $526,000 on tax increment financing (“TIF”) loans reduced net interest margin by approximately 19 basis points in the quarter and six basis points year-to-date.

•                  Operating expenses decreased by $393,000 for the third fiscal quarter relative to the same quarter one year earlier, reflecting lower compensation and benefit expenses, lower FDIC insurance premiums, and the ongoing emphasis to improve operating efficiencies.

•                  Loan loss provisions were $264,000 for the third fiscal quarter, and $2.9 million year-to-date as credit quality improves.  Loan recoveries help support a solid allowance for loan losses relative to total loans at 1.48% compared to 1.45% at the end of December and 1.61% a year ago.

•                  Nonperforming assets (“NPAs”) improved further, decreasing to $24.5 million, or 2.05% of total assets from $27.7 million, or 2.26%, of total assets at the end of the preceding quarter.  This is the third consecutive quarter nonperforming assets have trended down.  Dairy-related credit balances have trended lower and accounted for 43.5% of NPAs.

•                  Capital levels at March 31, 2012 continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•      Total risk-based capital to risk weighted assets was 15.16% versus 14.41% at December 31, 2011.

•      Tier 1 capital to risk-weighted assets was 13.92% versus 13.17% at December 31, 2011.

•      Tier 1 capital to total adjusted assets was 9.50% versus 9.30% at December 31, 2011.

•                  The most recent dividend of $0.1125 per share represents the sixteenth consecutive quarter at this level and provides a 3.79% current yield at recent market prices.

•                  Deposits continued to flow into transaction accounts as time certificates of deposit decreased to 32.4% of total deposits from 40.9% at June 30, 2011.

•                  Tangible book value per share increased to $13.10 per share, compared to $12.92 per share at June 30, 2011.

•                  Total loans have decreased to $711.0 million at March 31, 2012, as business and agricultural borrowers have deleveraged and the demand for quality loans has slowed.

Balance Sheet and Asset Quality Review

Total assets at March 31, 2012, declined slightly to $1.20 billion relative to $1.23 billion the previous quarter.  The loan portfolio decreased during the quarter as agricultural and commercial business lending continued to retract, due partially to seasonal demands.  “With demand for quality loans continuing at a slower pace, our initiatives to contain expenses through our funding sources and our delivery methods remain important tools to sustain profitability and deliver acceptable returns to shareholders,” noted Bianchi.

“The loan portfolio has declined 16.5% since the end of 2009 for two primary reasons,” noted Bianchi. “First, our credit functions have been reorganized where loan originators have been separated in the origination process from credit underwriting and a Chief Credit Officer was put in place to oversee all credit administration.  These actions were designed with the intent of assuring quality loans are held in portfolio and, as the economy slowed, marketing efforts were curtailed and attention was directed at classified assets in the loan portfolio with specific action plans developed to resolve these credits as quickly as possible. Second, a material number of our loan customers have been substantially deleveraging during the last three years as they have been reducing their debt while waiting for better or less risky opportunities for their businesses. We believe this phenomenon may be starting to change back to a more normal situation as the economy recovers, but we cannot precisely predict when or by how much our loan portfolio will start to grow due to existing customer demand.”

Total loans decreased to $711.0 million from $759.5 million during the most recent quarter.  Agricultural borrowers typically pay down seasonal balances in the winter, and this year has not been an exception.  Agricultural loans represent 23.2% of the total loan portfolio and are well diversified between livestock, grains, dairy and other commodities.  Commercial real estate lending activity remains solid in our local markets and accounts for 41.6% of the loan portfolio.  Commercial business loans continue to decline as a percent of total loans to 11.6% at March 31, 2012 versus 13.4% at June 30, 2011.  The remainder of the loan portfolio consists of consumer loans representing 15.3% of total loans and residential loans equaling 8.3% of the portfolio.

Deposit balances decreased in the third quarter from the preceding quarter due in part to a decrease in municipal deposits.  Total deposits were $892.8 million at March 31, 2012.  Deposit accounts, excluding time certificate of deposits, have increased to 67.6% of total deposits at March 31, 2012 from 67.4% a quarter earlier.  Time certificates declined to $289.6 million at March 31, 2012, from $303.3 million a quarter earlier.

“Our total deposit costs, including noninterest bearing deposits, are now approximately 0.75% and our overall interest bearing cost of funds was 1.40% for the three months ended March 31, 2012,” said Brent Olthoff, Chief Financial Officer and Treasurer.

Nonperforming assets decreased to $24.5 million at March 31, 2012, from $27.7 million the previous quarter.  Total NPAs were 2.05% of total assets at the end of the third quarter of fiscal 2012, compared to 2.26% at December 31, 2011.  The problem credits remain largely related to stress in the dairy sector.  Nonperforming dairy loans totaled $10.7 million at March 31, 2012, or 43.5% of total nonperforming assets.  Foreclosed real estate and other properties increased $1.2 million during the quarter. Approximately $1.0 million of the increase in foreclosed real estate was sold at public auction on March 28, 2012, and the Bank expects settlement of proceeds to occur in the fourth fiscal quarter with no additional loss expected.

The allowance for loan and lease losses at March 31, 2012, totaled $10.5 million, representing 1.48% of total loans outstanding, up from 1.45% the previous quarter.  Net charge-offs in the quarter totaled $745,000, which included loan recoveries of $546,000. With the decline in loan balances and continuing improvement in overall credit quality, the loan loss provision declined significantly to $264,000 for the third quarter versus $1.9 million the same quarter of the previous year.  Year-to-date, the loan loss provision was $2.9 million compared to $6.6 million a year ago.

Tangible common shareholders’ equity increased to 7.74% of tangible assets at March 31, 2012 compared to 7.43% at December 31, 2011.  Tangible book value per common share was $13.10 at March 31, 2012.

Capital ratios continued to remain strong and the Bank remains well-capitalized with Tier 1 capital to risk-weighted assets of 13.92% at March 31, 2012, while its Tier 1 capital to adjusted total assets was 9.50%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

HF Financial’s earnings reflect lower noninterest expenses, lower provisions for loan losses, lower net interest income, larger gains on the sale of securities and higher expenses related to branch closures compared to the prior quarter.

Net interest income totaled $7.7 million for the third fiscal quarter 2012 compared to $8.7 million for the previous fiscal quarter, and $9.0 million in the year ago quarter.  The most recent quarter reflects an interest reversal of approximately $526,000 on two loans to one borrower that became impaired.  The loan balances totaled $1.9 million.  The loans were TIF loans where interest is earned based on incremental tax revenues generated by the project.  While the loans are not currently past due, the project has not met projections for lot sales.  The Bank is working with the guarantor to resolve the loan status.

Without the interest reversal, the net interest margin on a fully taxable equivalent basis would have been 3.03% for the third quarter and 3.15% for the nine months ended March 31, 2012.   However due to the reversal, the NIM, TE as a percentage of average earning assets decreased 32 basis points to 2.84% for the third quarter of fiscal 2012 compared to 3.16% for the previous quarter.  For the nine months ended March 31, 2012, the NIM, TE was 3.09% versus 3.32% for the same period one year earlier.

Fiscal third quarter noninterest income was $3.0 million, which was lower than the preceding quarter of $3.4 million.  The decline was primarily related to the $233,000 loss realized on the disposal of fixed assets related to the branch closure and $330,000 of provision for valuation allowance on the mortgage loan servicing portfolio due to increased repayment activity, partially offset by gains on the sale of loans and securities.  Relative to one year earlier, noninterest income increased by $433,000, which primarily reflects less impairment losses and gains on the sale of securities.

Noninterest expenses decreased to $8.7 million in the third fiscal quarter from $9.0 million in the preceding quarter, primarily reflecting lower professional fees.  Relative to one year earlier, noninterest expense has decreased by $393,000 due primarily to lower compensation and employee benefit costs and lower FDIC insurance premiums.  Management has made a concerted effort to seek operational efficiencies resulting in considerable cost savings.

These financial results are preliminary until the Form 10-Q is filed in May 2012.

Quarterly Dividend Declared

The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the third fiscal quarter 2012.  The dividend is payable May 18, 2012 to stockholders of record May 11, 2012.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 32 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and

the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2011, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Stephen Bianchi, President and Chief Executive Officer    (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2012	2011	2011	2012	2011

Interest, dividend and loan fee income:
Loans and leases receivable	$9,833	$11,114	$11,781	$32,513	$37,029
Investment securities and interest-earning deposits	1,184	1,104	1,396	3,591	4,350
	11,017	12,218	13,177	36,104	41,379
Interest expense:
Deposits	1,664	1,871	2,280	5,692	7,320
Advances from Federal Home Loan Bank and other borrowings	1,608	1,602	1,851	4,824	5,747
	3,272	3,473	4,131	10,516	13,067
Net interest income	7,745	8,745	9,046	25,588	28,312

Provision for losses on loans and leases	264	2,120	1,949	2,906	6,584

Net interest income after provision for losses on loans and leases	7,481	6,625	7,097	22,682	21,728

Noninterest income:
Fees on deposits	1,360	1,539	1,399	4,528	4,598
Loan servicing income, net	8	394	306	873	1,225
Gain on sale of loans	671	837	624	1,884	2,474
Earnings on cash value of life insurance	168	173	165	512	499
Trust income	206	188	170	560	486
Gain on sale of securities, net	539	34	132	874	623
Loss on disposal of closed-branch fixed assets	(233)	(12)	—	(245)	—

Total other-than-temporary impairment losses	—	—	(399)	—	(399)
Portion of loss recognized in other comprehensive income	—	—	(150)	—	(150)
Net impairment losses recognized in earnings	—	—	(549)	—	(549)

Other	288	279	327	818	841
	3,007	3,432	2,574	9,804	10,197

Noninterest expense:
Compensation and employee benefits	4,910	4,904	5,400	15,532	16,479
Occupancy and equipment	1,076	1,069	1,185	3,269	3,462
FDIC insurance	261	263	471	796	1,222
Check and data processing expense	728	726	719	2,169	2,085
Professional fees	560	1,015	499	2,464	1,663
Marketing and community investment	323	370	215	1,087	1,090
Foreclosed real estate and other properties, net	137	42	31	222	166
Other	701	654	569	1,989	1,990
	8,696	9,043	9,089	27,528	28,157

Income before income taxes	1,792	1,014	582	4,958	3,768
Income tax expense	580	299	123	1,590	1,076

Net income	$1,212	$715	$459	$3,368	$2,692

Basic earnings per common share:	$0.17	$0.10	$0.07	$0.48	$0.39
Diluted earnings per common share:	$0.17	$0.10	$0.07	$0.48	$0.39
Basic weighted average shares:	6,992,886	6,972,762	6,978,561	6,979,858	6,965,120
Diluted weighted average shares:	6,996,215	6,972,762	6,981,533	6,980,280	6,966,878
Outstanding shares (end of period):	7,038,537	6,972,709	6,978,561	7,038,537	6,978,561

Number of full-service offices	32	33	34

HF Financial Corp.

Consolidated Statements of Financial Condition

(Dollars in Thousands, except share data)

	March 31, 2012	June 30, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$70,002	$55,617
Securities available for sale	337,912	234,860
Correspondent bank stock	8,065	8,065
Loans held for sale	8,561	11,991

Loans and leases receivable	711,016	825,493
Allowance for loan and lease losses	(10,540)	(14,315)
Net loans and leases receivable	700,476	811,178

Accrued interest receivable	5,744	7,607
Office properties and equipment, net of accumulated depreciation	15,234	14,969
Foreclosed real estate and other properties	2,611	712
Cash value of life insurance	16,133	15,704
Servicing rights, net	12,632	12,952
Goodwill, net	4,366	4,366
Other assets	14,390	13,300
Total assets	$1,196,126	$1,191,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$892,833	$893,157
Advances from Federal Home Loan Bank and other borrowings	147,399	147,395
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	18,719	11,587
Accrued expenses and other liabilities	12,788	16,899
Total liabilities	1,099,576	1,096,875

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,121,992 and 9,057,727 shares issued at March 31, 2012 and June 30, 2011, respectively	91	91
Additional paid-in capital	45,504	45,116
Retained earnings, substantially restricted	82,566	81,554
Accumulated other comprehensive (loss), net of related deferred tax effect	(714)	(1,418)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at March 31, 2012 and June 30, 2011, respectively	(30,897)	(30,897)
Total stockholders’ equity	96,550	94,446
Total liabilities and stockholders’ equity	$1,196,126	$1,191,321

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended		Nine Months Ended
	3/31/2012	3/31/2011	3/31/2012	3/31/2011

Balance, beginning	$11,021	$13,049	$14,315	$9,575
Provision charged to income	264	1,949	2,906	6,584
Charge-offs	(1,291)	(1,531)	(7,421)	(2,818)
Recoveries	546	28	740	154
Balance, ending	$10,540	$13,495	$10,540	$13,495

Asset Quality	3/31/2012	12/31/2011	3/31/2011

Nonaccruing loans and leases	$20,770	$24,156	$27,084
Accruing loans and leases delinquent more than 90 days	1,136	2,160	6,608
Foreclosed assets	2,611	1,394	664
Total nonperforming assets	$24,517	$27,710	$34,356

General allowance for loan and lease losses	$8,213	$8,278	$8,692
Specific impaired loan valuation allowance	2,327	2,743	4,803
Total allowance for loans and lease losses	$10,540	$11,021	$13,495

Ratio of nonperforming assets to total assets at end of period (1)	2.05%	2.26%	2.85%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.08%	3.47%	4.02%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	1.12%	1.45%	0.40%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.48%	1.45%	1.61%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	48.11%	41.88%	40.05%

(1)         Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)         Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)         Percentages for the nine months ended March 31, 2012 and March 31, 2011, and the six months period ended December 31, 2011 have been annualized.

Troubled Debt Restructuring Summary	3/31/2012	12/31/2011	3/31/2011

Nonaccruing troubled debt restructurings-non-compliant (1) (2)	$4,758	$4,771	$—
Nonaccruing troubled debt restructurings-compliant (1) (2)	10,295	11,221	11,952
Accruing troubled debt restructurings (3)	1,458	2,623	3,905
Total troubled debt restructurings	$16,511	$18,615	$15,857

(1)         Non-compliant and compliant in regards to the terms of the restructuring agreement.

(2)         Balances are included in nonaccruing loans as part of nonperforming loans.

(3)         None of the loans included are 90 days past due or greater and are not included in the nonperforming loans.

HF Financial Corp.

Selected Capital Composition Highlights

(Unaudited)

	3/31/2012	12/31/2011	6/30/2011

Common stockholder’s equity before OCI (1) to consolidated assets	8.17%	7.91%	8.08%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	0.22	0.18	0.14
Net unrealized losses on defined benefit plan	(0.05)	(0.05)	(0.05)
Net unrealized losses on derivatives and hedging activities	(0.23)	(0.25)	(0.21)
Goodwill to consolidated assets	(0.37)	(0.36)	(0.37)
Tangible common equity to tangible assets	7.74%	7.43%	7.59%

Tangible book value per common share (2)	$13.10	$13.03	$12.92

Tier I capital (to adjusted total assets) (3)	9.50%	9.30%	9.44%
Tier I capital (to risk weighted assets) (3)	13.92%	13.17%	12.43%
Total risk-based capital (to risk-weighted assets) (3)	15.16%	14.41%	13.28%

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	March 31, 2012		June 30, 2011
	Amount	Percent	Amount	Percent

Residential:
One-to four-family	$56,133	7.9%	$57,766	7.0%
Construction	3,089	0.4%	4,186	0.5%
Commercial:
Commercial business (1)	78,527	11.0%	104,227	12.6%
Equipment finance leases	3,771	0.5%	6,279	0.8%
Commercial real estate:
Commercial real estate	236,859	33.3%	219,800	26.6%
Multi-family real estate	44,479	6.3%	49,307	6.0%
Construction	14,351	2.0%	13,584	1.7%
Agricultural:
Agricultural real estate	81,018	11.4%	111,808	13.5%
Agricultural business	83,665	11.8%	138,818	16.8%
Consumer:
Consumer direct	20,379	2.9%	20,120	2.4%
Consumer home equity	85,408	12.0%	94,037	11.4%
Consumer overdraft & reserve	2,897	0.4%	3,426	0.4%
Consumer indirect	440	0.1%	2,135	0.3%

Total loans and leases receivable (2)	$711,016	100.0%	$825,493	100.0%

(1) Includes $2,377 and $2,377 tax exempt leases at March 31, 2012 and June 30, 2011, respectively.

(2) Net of undisbursed portion of loans in process and deferred loan fees and discounts.

Deposit Composition

	March 31, 2012		June 30, 2011
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$130,645	14.63%	$132,389	14.82%
Interest bearing checking accounts	143,348	16.06%	113,367	12.69%
Money market accounts	208,936	23.40%	197,624	22.13%
Savings accounts	120,256	13.47%	84,449	9.46%
In-market certificates of deposit	276,991	31.02%	349,606	39.14%
Out-of-market certificates of deposit	12,657	1.42%	15,722	1.76%
Total deposits	$892,833	100.00%	$893,157	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	March 31, 2012		December 31, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$743,977	5.32%	$800,869	5.52%
Investment securities (2) (3)	364,504	1.31%	311,192	1.41%
Total interest-earning assets	1,108,481	4.00%	1,112,061	4.37%
Noninterest-earning assets	84,723		87,377
Total assets	$1,193,204		$1,199,438

Interest-bearing liabilities:
Deposits:
Checking and money market	$334,647	0.56%	$330,229	0.64%
Savings	133,518	0.27%	125,328	0.25%
Certificates of deposit	297,306	1.49%	322,279	1.56%
Total interest-bearing deposits	765,471	0.87%	777,836	0.96%
FHLB advances and other borrowings	147,401	3.02%	147,413	3.03%
Subordinated debentures payable to trusts	27,837	7.22%	27,837	6.86%
Total interest-bearing liabilities	940,709	1.40%	953,086	1.45%
Noninterest-bearing deposits	125,909		120,945
Other liabilities	31,057		30,407
Total liabilities	1,097,675		1,104,438
Equity	95,529		95,000
Total liabilities and equity	$1,193,204		$1,199,438

Net interest spread (4)		2.60%		2.92%
Net interest margin (4) (5)		2.81%		3.13%
Net interest margin, TE (6)		2.84%		3.16%
Return on average assets (7)		0.41%		0.24%
Return on average equity (8)		5.10%		2.99%

(1)      Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)      Includes federal funds sold and Federal Home Loan Bank stock.

(3)      Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)      Percentages for the three months ended March 31, 2012 and December 31, 2011 have been annualized.

(5)      Net interest income divided by average interest-earning assets.

(6)      Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)      Ratio of net income to average total assets.

(8)      Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Nine Months Ended
	March 31, 2012		March 31, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$792,551	5.46%	$877,233	5.62%
Investment securities (2) (3)	321,360	1.49%	273,515	2.12%
Total interest-earning assets	1,113,911	4.31%	1,150,748	4.79%
Noninterest-earning assets	83,472		83,924
Total assets	$1,197,383		$1,234,672

Interest-bearing liabilities:
Deposits:
Checking and money market	$323,823	0.63%	$277,647	0.53%
Savings	125,585	0.26%	82,543	0.33%
Certificates of deposit	323,466	1.61%	423,409	1.89%
Total interest-bearing deposits	772,874	0.98%	783,599	1.24%
FHLB advances and other borrowings	147,918	3.05%	188,635	3.09%
Subordinated debentures payable to trusts	27,837	6.86%	27,837	6.56%
Total interest-bearing liabilities	948,629	1.48%	1,000,071	1.74%
Noninterest-bearing deposits	122,153		104,126
Other liabilities	31,644		36,036
Total liabilities	1,102,426		1,140,233
Equity	94,957		94,439
Total liabilities and equity	$1,197,383		$1,234,672

Net interest spread (4)		2.83%		3.05%
Net interest margin (4) (5)		3.06%		3.28%
Net interest margin, TE (6)		3.09%		3.32%
Return on average assets (7)		0.37%		0.29%
Return on average equity (8)		4.72%		3.80%

(1)         Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)         Includes federal funds sold and Federal Home Loan Bank stock.

(3)         Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)         Percentages for the nine months ended March 31, 2012 and March 31, 2011 have been annualized.

(5)         Net interest income divided by average interest-earning assets.

(6)         Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)         Ratio of net income to average total assets.

(8)         Ratio of net income to average equity.

HF Financial Corp.

Age Analysis of Past Due Financing Receivables

(Dollars in Thousands)

(Unaudited)

At March 31, 2012

						Nonperforming Loans
						Recorded
						Investment
	Accruing and Nonaccruing Loans					> 90 Days
	30-59 Days	60-89 Days	Greater Than	Total		and	Nonaccrual
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Total
Residential:
One-to four-family	$25	$204	$904	$1,133	$55,000	$107	$826	$933
Construction	—	—	—	—	3,089	—	—	—
Commercial:
Commercial business	142	34	599	775	77,752	—	685	685
Equipment finance leases	27	11	—	38	3,733	—	28	28
Commercial real estate:
Commercial real estate	81	346	117	544	236,315	—	1,834	1,834
Multi-family real estate	—	—	32	32	44,447	—	32	32
Construction	—	—	—	—	14,351	—	—	—
Agricultural:
Agricultural real estate	—	611	3,177	3,788	77,230	396	12,470	12,866
Agricultural business	1,341	—	5,052	6,393	77,272	633	4,613	5,246
Consumer:
Consumer direct	27	2	—	29	20,350	—	21	21
Consumer home equity	444	263	242	949	84,459	—	260	260
Consumer OD & reserve	3	4	—	7	2,890	—	—	—
Consumer indirect	5	1	1	7	433	—	1	1
Total	$2,095	$1,476	$10,124	$13,695	$697,321	$1,136	$20,770	$21,906

(1)                                Loans accruing which are delinquent greater than 90 days have either government guarantees or acceptable loan-to-value ratios

At December 31, 2011

						Nonperforming Loans
						Recorded
						Investment
	Accruing and Nonaccruing Loans					> 90 Days
	30-59 Days	60-89 Days	Greater Than	Total		and	Nonaccrual
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Total
Residential:
One-to four-family	$—	$—	$1,470	$1,470	$58,445	$256	$1,411	$1,667
Construction	—	—	—	—	2,656	—	—	—
Commercial:
Commercial business	196	27	499	722	78,794	95	433	528
Equipment finance leases	27	11	—	38	4,363	—	46	46
Commercial real estate:
Commercial real estate	—	—	—	—	238,237	—	315	315
Multi-family real estate	—	—	32	32	47,815	—	32	32
Construction	—	—	—	—	11,052	—	—	—
Agricultural:
Agricultural real estate	1,169	762	407	2,338	93,742	670	12,803	13,473
Agricultural business	—	86	3,071	3,157	101,012	1,139	8,835	9,974
Consumer:
Consumer direct	12	13	—	25	20,351	—	28	28
Consumer home equity	422	68	—	490	90,608	—	248	248
Consumer OD & reserve	1	—	—	1	3,357	—	—	—
Consumer indirect	13	—	—	13	762	—	5	5
Total	$1,840	$967	$5,479	$8,286	$751,194	$2,160	$24,156	$26,316

(1)                                Loans accruing which are delinquent greater than 90 days have either government guarantees or acceptable loan-to-value ratios

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin, Tax Equivalent

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2012	2011	2011	2012	2011

Net interest income	$7,745	$8,745	$9,046	$25,588	$28,312
Taxable equivalent adjustment	83	97	131	285	377
Adjusted net interest income	7,828	8,842	9,177	25,873	28,689
Average interest-earning assets	1,108,481	1,112,061	1,124,361	1,113,911	1,150,748
Net interest margin, TE	2.84%	3.16%	3.31%	3.09%	3.32%

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin, TE to Net Interest Margin, TE, before Interest Reversal

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2012	2011	2011	2012	2011

Adjusted net interest income	$7,828	$8,842	$9,177	$25,873	$28,689
Interest reversal	526	—	—	526	—
Adjusted net interest income	8,354	8,842	9,177	26,399	28,689
Average interest-earning assets	1,108,481	1,112,061	1,124,361	1,113,911	1,150,748
Net interest margin, TE, before interest reversal	3.03%	3.16%	3.31%	3.15%	3.32%
Net interest margin, TE	2.84%	3.16%	3.31%	3.09%	3.32%
Basis point increase	19	—	—	6	—